Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of November 29, 2016 by and among Meridian Waste Solutions, Inc., a New York corporation (the “Company”) and Jeffrey S. Cosman (“Executive”). The Company and Executive are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, Executive serves as the Chairman and Chief Executive Officer of the Company pursant to that certain Executive Employment Agreement, dated as of March 11, 2016 , between the Patires (the “Original Agreement”); and
WHEREAS, the Parties desire to amend the Original Agreement.
NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1.
Amendments. The Original Agreement shall be amended as follows:

a.
References to this “Agreement” shall mean the Original Agreement as amended by this Amendment.

b.
Section 5.04 of the Original Agreement is amended and restated in its entirety as follows:

Consequences of Termination. Upon any termination of Executive’s employment with the Company, except for a termination for Cause, the Executive shall be entitled to (a) a payment equal to the greater of (i) two (2) years’ worth of the thenexisting Base and (ii) the last year’s Bonus (the “Severance”) and (b) retain the benefits set forth in Article IV for the balance of the term. If the Severance is equal to the amount set forth in clause (ii), the Company shall also pay to Executive in a timely fashion any excise and other penalties and taxes as a result of section 280G of the Internal Revenue Code of 1986 as amended (or such replacement or successor provision and applicable state law counterpart). The Severance shall be paid, at Executive’s option, either (x) in a lump sum upon termination with such payments discounted by the U.S. Treasury rate most closely comparable to the applicable time period left in the Agreement or (y) as and when normal payroll payments are made (except in the case of the Bonus which shall be payable in a lump sum between January 1 and January 10 of each year). As a condition to the Company’s obligation to pay said Severance, Executive shall execute a comprehensive release of any and all claims that Executive may have against the Company (excluding any claims for the Company to pay or provide Accrued Obligations and Severance Benefits) (Release of Claims) within twenty one (21) days of the effective date of termination of employment, and Executive shall not revoke said release in writing within seven (7) days of execution.

2.
Governing Law; Jurisdiction. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Agreement shall be instituted in the federal courts or the courts of the state of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

3.
Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Agreement.

COMPANY:		EXECUTIVE:

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Walter H. Hall, Jr.	/s/ Jeffrey Cosman
	Name: Walter H. Hall, Jr. Title: President and Chief Operating Officer	JEFFREY COSMAN, individually